EXHIBIT 99.1

February 5, 2010

VIA FEDEX
Michael F. Pasquale, Chairman of the Board
Medafor, Inc.

Dear Michael,

Thank you for your response, which we received on January 22, 2010.  We are encouraged by your statement that you are giving consideration to our proposal to acquire all of the outstanding shares of Medafor's common stock.  We and our advisors are prepared to meet with you and your advisors to answer any questions you may have about our offer and to discuss your perspective on Medafor’s valuation.  To that end, we would appreciate greater detail on the board's timing and process for considering our proposal and entering into direct discussions with us.  A timely response is appreciated as it has been approximately two weeks since your last communication and three weeks since we submitted our proposal.

We urge you to enter into discussions with us in a timely manner as delaying negotiations with us simply delays the creation of value for your shareholders.  We believe that CryoLife's resources and financial strength will maximize the potential of Medafor and its hemostatic technology for the benefit of patients and shareholders.

Although we prefer to work with you and your advisors to negotiate a mutually agreeable transaction, in the event that you continue to delay or refuse to meet with us, we will be forced to consider all our options.  This includes exercising our right to call a special shareholders meeting as provided for under your bylaws.

We are prepared to commit all the resources necessary to complete a transaction expeditiously.  We believe that a combination of CryoLife and Medafor makes strategic and financial sense for the shareholders of both companies and we hope you will work with us in a productive manner.

T (770) 419-3355
T (800) 438-8285 In the USA and Canada
F (770) 426-0031

1655 Roberts Boulevard NW
Kennesaw, Georgia 30144

CryoLife.com

I look forward to receiving your response with an update on the board's process and timing as soon as possible, as well as the contact details for your advisors.  We believe that your other shareholders would welcome this information as well.

Very truly yours,

/s/ Steven G. Anderson
Steven G. Anderson
President, CEO and Chairman of the Board

cc:	Board of Directors of Medafor
Gary J. Shope